Korea Equity Fund, Inc.
          2 World Financial Center, Building B, New York, N.Y. 10281

                                                                  July 7, 2005

To our Shareholders:

      As the Directors of the Korea Equity Fund, Inc., we are writing to you on a matter of extreme importance to your Fund's future. One shareholder of the Fund has begun a proxy fight with the objective of liquidating the Fund. The Fund's Directors UNANIMOUSLY OPPOSE THIS SHAREHOLDER'S PROPOSALS and strongly urge all shareholders to VOTE AGAINST ITEMS 2 AND 3 on the enclosed GREEN Proxy Card.

      You will likely receive a separate proxy statement and white proxy card from the President and Fellows of Harvard College ("Harvard"), the shareholder seeking to liquidate the Fund. That proxy statement contains proposals to terminate the management agreement between the Fund and its manager and to recommend that the Board of Directors of the Fund take necessary actions to liquidate the Fund. We oppose these proposals for all of the reasons expressed below. Please discard any WHITE proxy card you receive. See the box at the end of this letter for information on how you can vote against these proposals and help the Fund continue as a long-term investment vehicle building value for all shareholders.

      Even if you have sent in a white proxy card, PLEASE USE THE ENCLOSED GREEN PROXY CARD to vote for management's nominees for Directors and against the shareholder proposals. YOUR LAST DATED PROXY IS THE ONLY ONE THAT COUNTS.

               Why the Board Opposes the Shareholder Proposals
               -----------------------------------------------

      We believe it is in the best interest of the Fund and its shareholders to continue as a closed-end fund with its existing management arrangements that have been in place for 12 years. Based on Harvard's past record, Harvard is advocating the termination of the Fund's current management agreement and the liquidation of the Fund to serve its own objectives - and Harvard's objectives conflict with the interests of our shareholders who view the Fund as a long-term vehicle for capital appreciation by investing in Korean securities. Our rationale for preserving the Fund and its current arrangements is set out below.

o Investment Performance. The Fund has improved its investment performance over the past five years. For the two-year period ended May 31, 2005, the Fund's net asset value and stock price increased 79.0% and 87.2%, respectively. The graph on page 2 illustrates this improvement.

o Korean Investment Prospects. The Fund's advisers are very positive about the Korean equity market in the medium to long term. They point to a number of favorable developments, including the emergence of strong global companies in Korea and attractive market valuations.

o Reduction in Market Discount. The discount in the market price of the Fund's shares to its net asset value has declined significantly over the past five years. The graph on page 3 below illustrates this improvement.

o Capital Loss Carryforward. At the end of its most recent fiscal year, the Fund had a capital loss carryforward of $45 million that can offset the Fund's future investment gains for U.S. federal income tax purposes and reduce shareholders' future tax liability. Harvard, which is exempt from U.S. federal income tax, has a conflict with shareholders who can benefit from this carryforward. If the Fund is liquidated as Harvard recommends, the Fund's shareholders will lose the ability to use the capital loss carryforward.

o Future Growth and Reduction of Operating Expenses. The Directors, Nomura Asset Management U.S.A. Inc. ("NAM-U.S.A.") and Nomura Asset Management Co., Ltd. ("NAM") fully support growth of the Fund both to position the Fund for future investment opportunities in Korea and to work to reduce the Fund's overall per share expense ratio. Options, depending on market conditions, include a potential rights offering, among others. The Board of Directors has closely examined the significant increase in expenses during the past two years attributable to responding to shareholder proposals that the Board believes conflict with the Fund's long-term interests. Apart from these expenses, the Board of Directors believes that the Fund's operating expense structure is consistent with other investment companies and can be expected to decline as the Fund grows. To help limit expenses, the Fund's manager has voluntarily waived a portion of its fee since 2000.


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


      The Fund's Advisers. We believe that NAM-U.S.A. should continue to act as the Fund's manager and that its parent, NAM, and its affiliates should continue to act as investment adviser and sub-advisers to the Fund. NAM is one of the leading investment management firms in Asia, with assets under management of over $140 billion. We believe that the Fund benefits from NAM's expertise and skills in Asia, including Korea.

      Harvard's Past Conduct. Harvard has no long-term interest in the Fund and its interests conflict with interests of shareholders who are pursuing investment in Korea for capital appreciation. In recent years, Harvard has worked to force multiple U.S. investment funds (including funds investing in Brazil, Chile, China, Korea and Mexico) to liquidate or otherwise change their structure in a manner that would let Harvard withdraw its investment but otherwise result in shrinking fund assets and increased expense ratios for the funds. In the case of your Fund, Harvard supported a proposal at the Fund's last annual meeting that could have forced the Fund to liquidate. Between the Fund's annual meeting on July 21, 2004 and May 31, 2005, the Fund's net asset value and stock price increased 41.0% and 47.3%, respectively. Those gains by the Fund would have been lost if the Fund had followed Harvard's recommendation.

      Additional information concerning the Fund's performance, its investment prospects and the improvement in the trading discount for its shares is set forth below.

The Fund's Investment Performance
---------------------------------

      NAM, based on recommendations by the Board of Directors and its own internal review, has improved the Fund's investment performance over the past several years and introduced a new expanded portfolio management team. For the two-year period ended May 31, 2005, the Fund's net asset value and stock price increased 79.0% and 87.2%, respectively.

      The graph below shows the performance of a hypothetical $10,000 investment in the Fund's shares for the five-year period ended May 31, 2005. The graph reflects the change in net asset value (NAV) (assuming an investment at the Fund's NAV on June 1, 2000) and the change in market value (the price on the New York Stock Exchange) assuming a $10,000 investment in shares of the Fund based on their market value on June 1, 2000 (when the Fund's shares traded at a discount of 33.0% from NAV). The Fund's stock price and NAV performance are compared to the performance of the KOSPI (the Korea Composite Stock Price Index) during the same five-year period. The KOSPI is a composite index, calculated on a market value method, that is the major measure of changes in market value of stocks listed on the Korea Stock Exchange and against which the Fund's performance is tracked. Since the KOSPI is an index of stock prices, its performance is not affected by the types of operating expenses that are incurred by an investment fund and reflected in the Fund's performance shown below.

         Performance Comparison of a Hypothetical $10,000 Investment

In this space there appears a line graph titled "Performance Comparison of a Hypothetical $10,000 Investment. The vertical axis of the graph plots amounts in dollars ranging from $0 to $25,000. The horizontal axis of the graph plots dates from September 2000 to May 2005. There are three lines plotted on the graph. The first, in dots, is the KOSPI, the second, in dashes, is the KEF monthly NAV charge in US dollars and the third is the KEF monthly NYSE charge in US dollars. The exact points as plotted appear below.



Source: NAM-U.S.A. and Bloomberg L.P. The KOSPI is calculated showing reinvestment of company dividends and without any investment expenses. During the period shown, the Korea Equity Fund, Inc. ("KEF") Monthly NAV is calculated net of expenses; there were no dividends reinvested.


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


The Fund's Investment Prospects
-------------------------------

      NAM has advised the Fund that it remains very positive regarding the Korean equity market in the medium to long term. NAM points to the following upward developments over the last several years:

o The extremely strong financial position of the Korean government, reflecting both the accumulation of foreign reserves and a healthy current account surplus

o The restructuring and emergence of strong global companies after the 1997 Asian financial crisis, many of which have brands that are becoming global household names (for example, Samsung mobile phones, LG refrigerators and Hyundai autos)

o     Increased foreign fund flows to the Korean equity market

o Security valuations that continue to remain attractive to investors, particularly in light of the potential earnings growth that may be achieved by Korean companies

o The continued narrowing of the equity market valuation gap between Korea and other markets in region

      The Fund's investment prospects have also been recognized by a major shareholder of the Fund who has no affiliation with either the Fund's Directors or its management. That shareholder (including its affiliates) indicated initially that it might support the liquidation of the Fund. However, in a filing made with the Securities and Exchange Commission on June 30, 2005, this shareholder (which with its affiliates owns approximately 6.9% of the outstanding shares of the Fund) stated the following:

            "We have continued buying shares of KEF [the Fund] because we view it as an attractive long term investment, rather than a short term arbitrage. Korea is home to some of the world's leading companies, such as Samsung and Hyundai. Korea's long term economic growth rate is approximately 50% higher than ours in the U.S. Yet the average forward price-earnings ratio in Korea is less than half of ours.

            "We have changed our minds about how we will be voting our shares and intend to support the continued independent existence of the company [the Fund]."

Reduction in Market Discount of the Fund's Shares
-------------------------------------------------

      The discount in the market price of the Fund's shares to its net asset value has declined significantly over the past five years. Shares of closed-end funds frequently trade at a discount from their net asset value. Since the Fund's inception in 1993, its shares have traded at a discount as large as 33% and at a premium in excess of 30%. The reduction in the discount to net asset value at which the Fund's shares have traded on the NYSE is illustrated by the graph below. As of July 6, the discount to NAV was 4.5%.

In this space there appears a graph showing the discount of NAV to traded price. The vertical axis shows plots percentages from -35% to 0%, and the horizontal axis plots the months of April and October of each 2000, 2001, 2002, 2003 and 2004.


Source: Nomura Asset Management Co., Ltd. The graph is based on the month-end discounts for the five years shown in the graph.

                How Shareholders Can Vote to Preserve the Fund
                ----------------------------------------------

      For all of the reasons we discuss, the Board unanimously recommends that you vote AGAINST the proposals to terminate the Fund's management agreement and to recommend that the Board take action to liquidate the Fund.

      Your vote is important. We urge you to vote against proposals 2 and 3 on the enclosed GREEN proxy card and to return that card. PLEASE DISCARD ANY WHITE proxy card you receive.

      The box below contains specific information on the voting of proxies. Please contact our solicitor, The Altman Group, at the toll-free number indicated if you have any questions.

Sincerely,

     The Directors of your Fund

                   William G. Barker, Jr.     Arthur R. Taylor

                   William K. Grollman        Hiroshi Terasaki

                   Chor Weng Tan              John F. Wallace











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YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

1. If your shares are registered in your own name, please sign, date and mail the enclosed GREEN Proxy Card and return it in the postage paid envelope provided today.

2. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a GREEN Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed GREEN Proxy Card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a GREEN Proxy Card to be issued representing your shares.

3. After signing the enclosed GREEN Proxy Card do not sign or return the WHITE proxy card.

4. Remember - only your latest dated proxy will determine how your shares are to be voted at the meeting. If you voted a WHITE proxy card and want to change your vote, you can do so now by sending in this GREEN proxy card.

If you have any questions or need further assistance in voting your shares, please contact our proxy solicitor:

                            The Altman Group, Inc.
                                 1275 Valley
                      Brook Avenue, Lyndhurst, NJ 07071
                        Toll Free at (800-317-8025) 4

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